Exhibit 10.2

EMPLOYMENT AGREEMENT
Richard C. Lottie

     This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective August 5, 2002 between American Management Systems, Incorporated, a corporation formed under the laws of the State of Delaware with its principal place of business at 4000 and 4050 Legato Road, Fairfax, VA 22033 (“AMS”), and Richard C. Lottie, residing at 3805 Silver Falls Court, Plano, TX 75093 (the “Employee”).

     WHEREAS, AMS desires to engage the services of the Employee as Executive Vice President, and the Employee is willing to render such services to AMS in consideration of the terms and conditions agreed to by the parties; and

     WHEREAS, AMS has approved the employment of the Employee on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, AMS agrees to employ the Employee, and the Employee agrees to perform services for AMS as an employee, effective as of August 5, 2002 upon the terms and conditions set forth herein.

1.	Term.

The initial term of this Agreement shall end on August 4, 2004, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or AMS delivers written notice to the Employee of its intention not to extend the Agreement at least 90 days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in Sections 10 and 11 hereof shall survive the termination of this Agreement.

2.	Title and Duties.

The Employee shall be employed as Executive Vice President of AMS. The Employee shall perform such services consistent with his position as might be assigned to him from time to time and are consistent with the bylaws of AMS.

3.	Location.

The Employee’s place of employment shall be within a 25-mile radius of the Dallas office (except that, as business needs require, AMS may change that office to the offices described above), or at any other location that may be mutually agreed upon in the future.

4.	Extent of Services.

a.	General.

The Employee agrees not to engage in any business activities during the term of this Agreement except those that are for the benefit of AMS, and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Employee may engage in charitable, professional and civic activities that do not impair the performance of his duties to AMS, as the same may be changed from time to time, or otherwise adversely affect AMS’s interest, reputation, business or welfare. Nothing contained herein shall prevent the Employee from managing his own personal investments and affairs, including but not limited to investing his assets in the securities of publicly traded companies; provided, however, that the Employee’s activities do not constitute a conflict of interest, violate securities laws, or otherwise interfere with the performance of his duties and responsibilities as described herein. The Employee agrees to adhere to AMS’s published policies and procedures affecting directors, officers, employees, and agents and shall use his best efforts to promote AMS’s interest, reputation, business and welfare.

b.	Corporate Opportunities.

The Employee agrees that he will not take personal advantage of any AMS business opportunities that arise during his employment with AMS and that might be of benefit to AMS. All material facts regarding such opportunities must be promptly reported to the Board for consideration by AMS.

5.	Compensation and Benefits.

a.	Base Salary.

The Employee’s initial annualized base salary shall be $320,000. The base salary shall be payable in accordance with AMS’s standard payroll practices. The Employee’s annual base salary shall be reviewed no less frequently than annually by the AMS Compensation Committee and/or Board; provided, however, that at no time during the term of this Agreement shall the Employee’s base salary be decreased from the base salary then in effect except as part of a general program of salary adjustment by AMS applicable to all similarly-situated employees.

b.	Incentive Compensation.

(i)	The Employee shall be eligible for an annual cash bonus having a value of from 0% to 120% of his annual base salary for the relevant year, depending on AMS’s and the Employee’s performance with a target percentage of 60% (“Target Annual Bonus”). Such annual bonuses shall be paid at the usual times for the payment of annual bonuses by AMS.

(ii)	The Employee shall be eligible to participate in all long term incentive plans in which other executive vice presidents are eligible to participate.

c.	Hiring Grants.

(i)	As of August 5, 2002, the Employee shall be granted the right, in the form of deferred stock units, to receive 5,000 shares of common stock of AMS that are subject to vesting and other restrictions. The stock shall be granted, to the extent possible, under the American Management Systems Restricted Stock and Stock Bonus Plan (the “Restricted Stock Plan”), and, in any event, the grant shall have terms substantially similar to the terms of Discretionary Awards made under the Restricted Stock Plan. If the Employee’s employment is terminated without Cause and not on account of Disability (as defined below), the deferred stock units shall become fully vested. The shares will vest over three years in equal increments on the anniversary of the grant date.

(ii)	The Employee shall be granted a nonqualified stock option for 25,000 shares of common stock of AMS at the closing market price on August 5, 2002. The option shall be granted, to the extent possible, under American Management Systems, Incorporated 1996 Amended Stock Option Plan F (“Plan F”), and in any event shall have terms substantially similar to the terms of nonqualified stock options granted under Plan F. The options will vest over four years in increments of twenty-five percent on the anniversary of the grant date.

d.	Other Benefits.

The Employee shall be entitled to paid compensatory leave and vacation, sick leave, and holiday pay in accordance with AMS’s policies in effect from time to time, and to participate in such life, health, and disability insurance, pension, deferred compensation and incentive compensation plans, stock options and awards, performance bonuses and other benefits as AMS extends, as a matter of policy, to its executive vice presidents.

6.	Termination of Employment.

a.	In General.

Except as specifically provided below or elsewhere in this Agreement, the Employee’s employment may be terminated by either party at any time with or without Cause. In any event, the Employee’s employment shall terminate immediately upon his death.

Except as specifically provided below or elsewhere in this Agreement, in the event that the Employee’s employment is terminated, this Agreement shall terminate and the Employee shall be entitled only to such rights and payment of such benefits as might be provided by the terms of any employee benefit plan or program of AMS, or any other agreement between AMS and the Employee.

Except as specifically provided below or elsewhere in this Agreement, constructive termination of the Employee’s employment by AMS shall be treated the same as actual termination for purposes of this Agreement. Constructive termination shall mean a termination of the Employee’s employment at his own initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events:

(i)	a significant diminution in the nature or scope of the Employee’s authority or the duties that the Employee performs, unless the Employee is given new authority or assigned new duties (whichever is applicable) that are substantially comparable to his previous authority and duties;

(ii)	a significant reduction in the Employee’s then current base salary, a significant reduction in his opportunities for earnings under his incentive compensation plans, or a significant reduction in his employee benefits as a whole (in each case except as part of a general reduction that applies to other similarly-situated employees); or

(iii)	the relocation of the Employee’s office from its location at the time of the change to a location more than 25 miles away without his prior written consent.

The mere failure of AMS to extend (or notice of its intention not to extend) the Agreement shall not result in actual or constructive termination; provided, however, that if AMS fails to extend the Agreement its obligation to provide the benefits set forth in Section 6.c. hereof, on the terms and conditions set forth in that section, and without regard to any other section hereof, shall survive the termination of the Agreement. Under no circumstances shall a termination or constructive termination be deemed to occur for purposes of Section 6.c. hereof, if AMS’s obligation to perform this Agreement is assigned or transferred to a successor employer pursuant to Section 17 hereof or if the Employee otherwise becomes employed without a significant period of unemployment under substantially similar terms and conditions by a successor to some or all of the business of AMS.

b.	Voluntary Termination.

The Employee’s voluntary termination of employment shall be effective upon 30 days’ prior written notice to AMS, unless the parties mutually agree to advance or delay the effective date.

c.	Termination Without Cause.

AMS’s termination of the Employee’s employment (or taking of any action or actions resulting in constructive termination of employment) without Cause shall be effective upon 30 days’ prior written notice to the Employee, unless the parties mutually agree to advance or delay the effective date.

If the Employee’s employment is terminated without Cause and not on account of Disability, the Employee shall be entitled to receive from AMS the following benefits in addition to any other benefits to which he might be entitled:

(i)	a severance benefit in an amount equal to 100% of the Employee’s annual base salary in effect immediately preceding such termination, but only if (1) the Employee executes a release substantially identical to the release attached hereto, (2) the period for revoking such release has expired, and (3) the Employee has complied with the requirements of Sections 10 and 11 hereof;

(ii)	full vesting of any unexercised stock options; and

(iii)	payment of amounts equal to any premiums for health and dental insurance continuation coverage under any AMS health plans that is elected by the Employee or his beneficiaries pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), other than the employee portion of such premiums, at a time or times mutually agreed to by the parties.

AMS shall pay 75% of the severance benefit in paragraph (i) within 30 days after all of the applicable conditions are satisfied. AMS shall pay the other 25% of the severance benefit with interest 12 months after all of the applicable conditions are satisfied, provided that the Employee complies with the covenants in Sections 10 and 11 hereof throughout that period. If the Employee does not comply with the requirements of Sections 10 and 11 hereof at any time during that period, the other 25% of the severance benefit shall not be paid to the Employee. All severance benefits paid to the Employee shall be paid subject to all legally required payroll deductions and withholdings for sums owed by the Employee to AMS.

For purposes of this Agreement, “Cause” shall mean: (1) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, any felony or misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by the Employee; (3) the Employee’s willful failure, gross negligence or gross misconduct in the performance of his assigned duties for AMS; (4) the Employee’s breach of a fiduciary duty to AMS; (5) any act or omission of the Employee not at the express direction of the board or other appropriate authority that reflects adversely on the integrity and reputation for honesty and fair dealing of AMS or has a material detrimental effect on AMS’s financial condition, position or business; or (6) the breach by the Employee of any material term of this Agreement.

For purposes of this Agreement, “Disability” shall mean disability as defined in AMS’s existing long term disability policy.

7.	Effect of Change in Control.

a.	Additional Benefits.

If the Employee’s employment is terminated within twelve (12) months following a Change of Control of AMS, and a severance benefit is payable pursuant to Section 6.c.(i) hereof, (i) the amount of the severance benefit shall be increased to 200% of the sum of the Employee’s base salary and target annual bonus, (ii) the 25% hold-back of the severance benefit shall not apply, and (iii) the Employee shall be entitled to the Gross-up Payment, if any, described in subsection c below.

b.	Definition of Change of Control.

A “Change of Control” shall mean the first of the following events to occur:

(i)	Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than AMS or a trustee or other fiduciary holding securities under an employee benefit plan of AMS or a corporation owned directly or indirectly by the stockholders of AMS in substantially the same proportions as their ownership of stock of AMS, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of securities representing 50% or more of the combined voting power of AMS’s then-outstanding securities entitled generally to vote for the election of directors;

(ii)	AMS’s stockholders approve an agreement to merge or consolidate with another corporation unless AMS’s stockholders immediately before the merger or consolidation are to own more than two-thirds (66-2/3%) of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii)	AMS’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of AMS; or

(iv)	During any period of two (2) consecutive years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by AMS’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote or by approval of the proxy statement of AMS in which such person is named as a nominee for director, without objection to such nomination).

However, no Change of Control shall be deemed to have occurred by reason of (1) any event involving a transaction in which the Employee or a group of persons or entities with whom or with which the Employee acts in concert, acquires, directly or indirectly, 50% or more of the combined voting power of AMS’s then-outstanding voting securities or the business or assets of AMS, (2) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

c.	Effect of Section 280G.

The benefit provided under this Section 7 or Section 6 hereof, if applicable, shall be provided without regard to any limitations imposed by Section 280G or 4999 of the Code.

(i)	In the event that the Employee becomes entitled to the benefits (including the acceleration of certain benefits) provided under this Section 7 or Section 6 hereof, if applicable (the “Benefits”), if any of the Benefits will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), AMS shall pay to the Employee an additional amount (the “Gross-up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Benefits (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this subparagraph (i), but before deduction for any federal, state or local income tax on the Benefits, shall be equal to the “Total Benefits,” as defined below.

(ii)	For purposes of determining whether any of the Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

(1)	Any other payments or benefits received or to be received by the Employee in connection with a change of control of AMS or the Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with AMS, any person whose actions result in a change of control of AMS, or any person affiliated with AMS or such person) (which, together with the Benefits, shall constitute the “Total Benefits”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by AMS’s independent auditors such other payments or benefits (in whole or in part) will not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, and such tax counsel shall provide such opinion in writing to the Employee such that he and his tax advisors can rely on it,

(2)	The amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Benefits and (II) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying paragraph (1), above), and

(3)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by AMS’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(iii)	For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Employee shall repay to AMS at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), AMS shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

8.	Mitigation and Offset.

If the Employee’s employment is terminated during the term of this Agreement without Cause, the Employee shall be under no duty or obligation to seek or accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment.

9.	Entitlement to Other Benefits.

Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits the Employee, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.

10.	Confidentiality.

The Employee acknowledges that all confidential information regarding the business of AMS and its subsidiaries and affiliates is the exclusive property of AMS. On or before the date that his employment with AMS terminates, the Employee shall return to AMS all copies of any material involving such confidential information to AMS, and the Employee agrees that he will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. The Employee also shall return to AMS by that date any other items in his possession, custody or control that are the property of AMS. The Employee understands that even after the date that his employment with AMS terminates he will remain bound by the terms of the American Management Systems, Incorporated Confidentiality and Intellectual Property Rights Agreement, the AMS Ethical Business Conduct policy statement, and the restrictive covenants contained in this Section 10 and Section 11 hereof. This Section is intended to cover confidential information of AMS that relates to the business of AMS that has not otherwise been made public and shall not apply to employee responses that may be required by proper governmental or judicial inquiry. No breach of this Section shall be deemed to have occurred unless AMS provides written notice to the Employee of the breach within 90 days after AMS becomes aware of it.

11.	Non-Solicitation.

Effective on the date that his employment with AMS terminates and for a period of 12 months thereafter, the Employee shall not directly (a) employ or solicit for employment, or assist in any way in solicitation for employment, any person employed by AMS or any of its affiliates then or at any time within the preceding 12 months; or (b) solicit, or assist in any way in the solicitation of business from any of AMS’s or its affiliates’ clients or prospective clients, either for the Employee’s own benefit or the benefit of anyone other than AMS, unless the business being solicited is not competitive with the services or products provided by AMS or its affiliates. Clause (b) shall not apply unless the business being solicited is in a line of business in which AMS was already engaged or already had under active consideration while the Employee was employed by AMS or is a natural extension of such a line business with a client that was an existing client of AMS during that time.

12.	Employee Representation.

The Employee represents and warrants to AMS that he is not now under any obligation of a contractual or other nature to any person, business or other entity that is inconsistent or in conflict with this Agreement or that would prevent him from performing his obligations under this Agreement.

13.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall, if AMS or the Employee so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce the Employee’s covenants in Sections 10 and 11 hereof.

14.	Legal Expenses.

Except as provided in Section 13 hereof, if any dispute or controversy arises under or in connection with this agreement, AMS shall promptly pay all the Employee’s legal fees and expenses relating to the dispute or controversy, including, by way of example rather than limitation, reasonable attorneys’ fees incurred by the Employee in seeking to obtain or enforce any right or benefit under this Agreement, provided, however, that this obligation of AMS shall not apply unless the Employee prevails in whole or in part on the dispute or controversy. This obligation shall apply irrespective of whether the dispute or controversy is resolved by arbitration, litigation, or a settlement thereof.

15.	Interest.

AMS shall pay to the Employee interest at the prime lending rate as announced from time to time by Citibank, N.A. or its successors or another substantially similar rate on all or any part of any amount to be paid to the Employee hereunder that is not paid when due or that is deferred under an express obligation to pay interest.

16.	Indemnification.

a.	AMS agrees that if the Employee is made a party, or, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of AMS, or is or was serving at the request of AMS as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by AMS to the fullest extent permitted or authorized by AMS’s certificate of incorporation and by-laws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of AMS or other such entity described above, and shall inure to the benefit of the Employee’s heirs, executors and administrators. AMS shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by AMS of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

b.	Neither the failure of AMS (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under subsection a above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by AMS (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

17.	Assignability and Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations may be assigned or transferred by AMS except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which AMS is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of AMS, provided that the assignee or transferee is the successor to all or substantially all of the assets of AMS and such assignee or transferee assumes the liabilities, obligations, and duties of AMS, as contained in this Agreement, either contractually, or as a matter of law. AMS further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of AMS under this Agreement. Notwithstanding any such assignment, AMS shall not be relieved from liability under this Agreement. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

18.	Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effective: (a) upon personal delivery; (b) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid; or (c) in the case of delivery by nationally recognized overnight delivery service, when received, addressed as follows:

If to AMS to:

American Management Systems, Incorporated
4050 Legato Road
Fairfax, VA 22033
Attention: Garry Griffiths, Chief Human Resources Officer

With a copy (which shall not constitute notice) to:

Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Attention: Barbara M. Rossotti, Esq.

If to the Employee, to:

Richard C. Lottie
3805 Silver Falls Court
Plano, TX 75093

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice. At AMS’s sole discretion it may substitute, for any advance notification otherwise required in this Agreement (including the right to a delayed effective date provided in Section 6 hereof in lieu of advance notice), continued payment of regular salary and benefits during the otherwise required advance notification period.

19.	Amendment.

This agreement may be amended or modified only by a written instrument executed by both AMS and the Employee.

20.	Captions.

The captions appearing herein are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

21.	Time.

All reference herein to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified herein would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

22.	Entire Agreement.

Except for other agreements specifically referenced herein, this Agreement constitutes the entire agreement between AMS and the Employee and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter hereof.

23.	Severability.

In case any provision hereof shall be held by a court or arbitrator with jurisdiction over AMS or the Employee to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of AMS and the Employee in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in not way be affected or impaired thereby.

24.	Waiver.

No delays or omission by AMS or the Employee in exercising any right hereunder shall operate as a waiver of that or any other right. A waiver or consent given by AMS or the Employee or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

25.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

26.	Withholding.

AMS may make any appropriate arrangements to deduct from all benefits provided hereunder any taxes reasonably determined to be required to be withheld by any government or government agency. The Employee shall bear all taxes on benefits provided hereunder to the extent that no taxes are withheld, irrespective of whether withholding is required.

27.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

IN WITNESS WHEREOF, AMS and the Employee have executed this Agreement effective as of August 5, 2002.

EMPLOYEE	AMERICAN MANAGEMENT
SYSTEMS, INCORPORATED

/s/ Richard C. Lottie	By: Garry Griffiths
Richard C. Lottie	Garry Griffiths

Date: 8/12/2002	Date: 8/6/02